                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-5(e)(2))
/X/  Definitive Proxy Statement

/ /  Definitive Additional Materials

/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                       Hawaii National Bancshares, Inc.
- --------------------------------------------------------------------------------
               (Name of Registrant As Specified in its Charter)

                                Not Applicable
- --------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-5(i)(1), or 14a-5(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-5(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-5(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          -------------------------------------------------------------------
     (2)  Aggregate number of securities to which transaction applies:

          -------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          -------------------------------------------------------------------
     (4)  Proposed maximum aggregate value of transaction:

          -------------------------------------------------------------------
     (5)  Total fee paid:

          -------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          -------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:

          -------------------------------------------------------------------
     (3)  Filing Party:

          -------------------------------------------------------------------
     (4)  Date Filed:

          -------------------------------------------------------------------

                        HAWAII NATIONAL BANCSHARES, INC.

                  45 North King Street, Honolulu, Hawaii 96817

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that, pursuant to call of its Directors, the Annual Meeting of Shareholders of Hawaii National Bancshares, Inc. will be held in the Board Room of the Banking House, Fourth Floor, 45 North King Street, Honolulu, Hawaii, on Tuesday, April 18, 1995, at 10:00 A.M., for the purpose of considering and voting upon the following matters:

         1. Election of Directors. Electing a Board of Directors to hold office until the next Annual Meeting of Shareholders or until their successors have been elected and qualified.

         2. Whatever other business may properly be brought before the meeting or any adjournment thereof.

Only those shareholders of record at the close of business on March 30, 1995, shall be entitled to notice of meeting and to vote at the meeting.


                                       BY ORDER OF THE BOARD OF DIRECTORS


                                                   Gordon J. Mau
                                                     Secretary

Honolulu, Hawaii
March 30, 1995

WE URGE YOU TO COMPLETE AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. IF YOU DO ATTEND THE MEETING, YOU MAY THEN WITHDRAW YOUR PROXY AND VOTE IN PERSON.

                        HAWAII NATIONAL BANCSHARES, INC.
                              45 North King Street
                             Honolulu, Hawaii 96817

                                PROXY STATEMENT

         This Proxy Statement and the accompanying Proxy first are being sent to shareholders on or about March 30, 1995, for use in connection with the Annual Meeting of Shareholders of Hawaii National Bancshares, Inc. ("Bancshares") to be held on Tuesday, April 18, 1995. Only those shareholders of record of Bancshares issued and outstanding common stock at the close of business on March 30, 1995 shall be entitled to notice of the meeting and to vote. The number of shares of common stock outstanding and entitled to vote at the Annual Shareholders' Meeting is 711,000.
         The enclosed Proxy is solicited by and on behalf of the Board of Directors of Bancshares and the costs of solicitation will be borne by Bancshares. In addition to the use of the mails, solicitation may be made, without additional compensation, by directors and officers of Bancshares and regular employees of Hawaii National Bank ("HNB" or the "Bank"), by telephone, telecopier, telegraph and personal interview. Bancshares will reimburse brokers, nominees and similar recordholders for reasonable expenses in mailing proxy material to beneficial owners.
         If the enclosed Proxy is duly executed and received in time for the meeting, it is the intention of the persons named therein to vote the shares represented by the Proxy for the five nominees listed, unless otherwise directed. Any proxy given by a shareholder may be revoked before its exercise by notice to Bancshares in writing, by a subsequently dated proxy, or in open meeting prior to the taking of the shareholder vote. The shares represented by properly executed proxies which are not revoked will be voted in accordance with the specifications therein.
         On each matter that comes before the meeting, each shareholder will have one vote for each share of stock held, except that cumulative voting may be required in the election of directors. Hawaii law requires use of cumulative voting in the election of directors if, not less than 48 hours prior to the time fixed for the meeting, any shareholder delivers a request therefor to an officer of Bancshares. Under cumulative voting, each shareholder present in person or by proxy may cast a number of votes equal to the number of his shares multiplied by the number of directors to be elected. The shareholder may cast all of such votes for a single director or may distribute them among the number to be voted for, or any two or more of them, as he sees fit. The nominees receiving the highest number of votes on the foregoing basis, up to the total number of directors to be elected, will be the successful nominees. If cumulative voting is requested, the holders of management proxies will vote the proxies received by them cumulatively in such manner as is determined by them at that time.

                             ELECTION OF DIRECTORS

         Bancshares' Bylaws provide that the number of directors to be elected at the Shareholders' Meeting shall be not less than 3 nor more than 15, as determined by the Board of Directors. The Board has set the number of Directors to be elected at 5. The Bylaws also provide that the Board of Directors may increase the number of directors by not more than 2 between annual shareholders' meetings and fill the vacancies created thereby, provided that the number of directors shall at no time exceed 15.
         The persons named below will be nominated for election to serve until the 1996 Annual Meeting of Shareholders and until their successors are elected and have qualified. Other nominations may be made at the meeting.
         The following table sets forth certain information with respect to the nominees for director, including their ages, their principal occupations during the past five years, the year first elected a Director of Bancshares and the number of shares and percent (if more than one percent) of Bancshares common stock beneficially owned by each on January 31, 1995. All of the nominees are presently directors of Bancshares.


                                                                             SHARES OF
           NAME AND AGE OF NOMINEE,                   YEAR FIRST             BANCSHARES
             PRINCIPAL OCCUPATION                      ELECTED              COMMON STOCK        PERCENT
            DURING PAST FIVE YEARS                   DIRECTOR OF            BENEFICIALLY           OF
            AND FAMILY RELATIONSHIP                   BANCSHARES               OWNED             CLASS
           -------------------------                 ------------           -------------       --------
K. J. Luke, 80,                                          1986                   62,942(1)          8.9%
Chairman of the Board and Chief
Executive Officer of Bancshares;
Chairman of the Board of HNB; Advisory
Director of Aloha Airlines;
Father of Warren K. K. Luke.

Warren K. K. Luke, 50,                                   1986                  193,805(2)         27.3%
President and Director of Bancshares;
Vice Chairman, President and Chief
Executive Officer of HNB;
Son of K. J. Luke.

Gordon J. Mau, 48,                                       1990                   62,067(3)          8.7%
Secretary and Director of Bancshares;
Assistant Secretary and Director of
HNB; Attorney-at-Law;
Brother-in-law of Warren K. K. Luke.

                                                                             SHARES OF
           NAME AND AGE OF NOMINEE,                   YEAR FIRST             BANCSHARES
             PRINCIPAL OCCUPATION                      ELECTED              COMMON STOCK        PERCENT
            DURING PAST FIVE YEARS                   DIRECTOR OF            BENEFICIALLY           OF
            AND FAMILY RELATIONSHIP                   BANCSHARES               OWNED             CLASS
           -------------------------                 ------------           -------------       --------
Tan Tek Lum, 59,                                         1993                   93,720(4)         13.2%
Director, Executive Vice President and
Assistant Secretary, Lum Yip Kee, Ltd.
(Real Estate Investments);
Chairman, Community Reinvestment Act
Committee of HNB; Brother-in-law of
Carolyn Luke, wife of Warren K. K. Luke.

Arthur S. K. Fong, 70,                                   1993                      318(5)            *%
Partner, Fong & Fong, Attorneys
at Law; prior to 1992, attorney,
private practice; Chairman,
Executive Committee of HNB.

- ------------
*Indicates less than 1% ownership

1. Includes 19,447 shares held by Mr. Luke's wife, Beatrice S. Y. Luke, as trustee of the Beatrice Lum Luke Trust dated 5/26/83, over which Mr. Luke exercises no voting or investment power. Also includes ownership of: (a) 5 shares owned by K.J.L., Inc. by virtue of Mr. Luke's ownership of 40.57% of that company's total voting stock; and
         (b) 35,520 shares owned by K.J.L. Associates by virtue of Mr. Luke's status as a general partner, over which Mr. Luke shares voting and investment power.

2. Includes 11,404 shares owned by Mr. Luke's wife, Carolyn Luke, over which Mr. Luke exercises no voting or investment power; 23,762 shares held by Mr. and Mrs. Luke as trustee for their children, over which Mrs. Luke shares voting and investment power; and 81,859 shares held by Mr. Luke as trustee for his nephews and nieces, over which he exercises sole voting and investment power. Also includes ownership of: (a) 5 shares owned by K.J.L., Inc. by virtue of Mr. Luke's status as a principal shareholder, director and executive officer; and (b) 35,520 shares owned by K.J.L. Associates by virtue of Mr. Luke's status as a principal shareholder, director and executive officer of K.J.L., Inc., the corporate general partner.

3. Includes 975 shares owned by Mr. Mau's wife, Sharlene Mau, over which Mr. Mau exercises no voting or investment power; 28,058 shares held by Mrs. Mau as trustee of the Sharlene Kam Sun Luke Mau Trust dated 12/13/93, over which Mr. Mau exercises no voting or investment power; and 1,300 shares and 16,394 shares held by Mr. and Mrs. Mau, as trustees for their children, over which Mr. Mau shares voting and investment power.

4. Includes 47,820 shares held by Mr. Lum as trustee of separate trusts established for the benefit of Warren K. K. Luke, Loretta H. W. Yajima, Sharlene K. S. Mau and Janice M. T. Loo, over which Mr. Lum shares voting and investment power; 45,400 shares held by Mr. Lum as trustee for separate trusts established for the benefit of the children of Warren K. K. Luke, over which Mr. Lum shares voting and investment power; and 300 shares owned by the Y. T. Lum Family Trust, over which Mr. Lum shares voting and investment power.

5.       Includes 224 shares owned jointly by Mr. Fong and his wife, Victoria
         C. Fong, over which Mr. Fong shares voting and investment power.

         While not subject to election by the shareholders of Bancshares, the following, in addition to Messrs. K. J. Luke, Warren Luke, Gordon J. Mau, Tan Tek Lum and Arthur S. K. Fong, are expected to be elected by Bancshares to serve as directors of the Bank for the ensuing year are:

                                 William S. Chee
                                 Lawrence Kunihisa

         If any nominee should refuse or be unable to serve, the proxy will be voted for such person as shall be designated by the Board of Directors to replace any such nominee. The Board of Directors presently has no knowledge that any of the nominees will refuse or be unable to serve.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES

         The Board of Directors of Bancshares may establish certain standing committees, including an Executive Committee and Audit Committee. Presently, Bancshares has no standing committees. However, the Examining Committee of HNB, Bancshares' sole subsidiary, effectively serves as the Audit Committee for Bancshares.
         There were five (5) meetings of the Board of Directors of Bancshares during 1994. All of the foregoing nominees attended at least 75% of the meetings of the Board during 1994.
         Among the standing committees of HNB are the Examining Committee, Community Reinvestment Act Committee ("CRA") and the Executive Committee. Neither Bancshares nor HNB have nominating committees.
         The Examining Committee of HNB, which met four times during 1994, determines on behalf of the Board whether the performance and examination of the independent public accounting firm and the internal HNB Auditor are satisfactory and adequate to meet the Board's supervisory responsibil-ity. The Committee reviews internal auditing procedures, the adequacy of internal financial and accounting controls, the work of the external and internal auditors and management's responses to their audit reports and recommendations. The members of the Examining Committee are Messrs. Lawrence Kunihisa (Chairman), Arthur S. K. Fong, Tan Tek Lum and Gordon Mau.
         The Executive Committee of HNB met four times during 1994. The Committee acts from time to time between Board meetings, but its actions are subject to Board approval. The members of the Committee are Messrs. Arthur S.
K. Fong (Chairman), Lawrence Kunihisa, K. J. Luke, Warren K. K. Luke and Tan Tek Lum. The Compensation Committee is a subcommittee of the Executive Committee which is composed of independent, nonemployee directors. The Committee reviews the performance, salaries, and benefit plans of executive officers and directors. The members of the Committee are Messrs. Arthur S. K. Fong (Chairman), Lawrence Kunihisa and Tan Tek Lum.
         The CRA Committee of HNB met five times during 1994. The Committee reviews the Bank's CRA policies and activities and monitors the Bank's contacts, communications and involvement in projects and organizations affecting low and moderate income areas in the community. The Bank actively seeks interchange with organizations and members of the community regarding ways in which the credit needs of these areas can be better served. The long-term benefits of the Bank's lending policy on student loans, loans to new entrepreneurs, small businesses, young professionals, and low-income housing programs to help build a better and more profitable community are part of its objectives. The members of the committee are Messrs. Tan Tek Lum (Chairman), Lawrence Kunihisa, William Chee and Gordon J. Mau.
         All of the members of the Board of Directors of HNB receive a fee of $100 per month plus $250 for each meeting attended. Additionally, nonemployee directors of the Discount (Loan), Examining and Executive committees of the Board of Directors of HNB receive a fee of $100 per month for each of the committees on which they serve, and members of the Discount and CRA committees also receive $100 per meeting attended. No separate directors fees are paid by Bancshares.

                             EXECUTIVE COMPENSATION

OVERVIEW

         In October 1992, the Securities and Exchange Commission (SEC) approved changes relating to disclosure requirements for executive compensation. The rules are intended to provide shareholders with a clear and concise view of the compensation paid to executive officers and directors, and an understanding of the directors' reasoning in making compensation decisions.

SUMMARY COMPENSATION TABLE

         The following table summarizes the compensation paid or accrued by HNB during the years ended December 31, 1994, 1993 and 1992 for the chief executive officer and each other executive officer whose aggregate cash compensation exceeded $100,000.

                                                                             Annual Compensation
- -----------------------------------------------------------------------------------------------------------------------
             Name and                                                                                    Other Annual
        Principal Position                               Year             Salary           Bonus        Compensation(2)
        ------------------                               ----             ------          -------       ---------------
K. J. Luke                                               1994           $152,573          $   --             $15,285
     Chairman of the Board and                           1993           $152,522          $17,860            $15,285
     Chief Executive Officer of                          1992           $152,210          $16,044            $13,635
     Bancshares; Chairman of the
     Board of HNB.

Warren K. K. Luke                                        1994           $193,780          $   --             $ 7,500
     President and Director of                           1993           $179,744          $18,370            $ 7,750
     Bancshares; Vice Chairman,                          1992           $177,301(1)       $16,353            $ 5,900
     President and Chief Executive
     Officer of HNB.

Ernest T. Murata                                         1994           $139,801          $   --             $ 5,713
     Vice President, Treasurer                           1993           $140,162(1)       $12,440            $ 5,713
     and Assistant Secretary of                          1992           $130,801(1)       $11,493            $ 5,713
     Bancshares; Executive Vice
     President, Cashier and
     Secretary of HNB.

Notes:
1. Includes an adjustment in vacation benefits in 1993 of $10,012 for Ernest T. Murata and $9,761 and $9,343 in 1992 for Warren K. K. Luke and Ernest T. Murata, respectively.
2. Other annual compensation for the years ended December 31, 1994, 1993, and 1992 consisted of the following:


                                              Director and        Personal Use of         Direct
                                             Committee Fees         Automobiles       Reimbursements         Total
                                             --------------       ---------------     ---------------       -------
K. J. Luke                 1994                  $3,950               $7,595              $3,740            $15,285
                           1993                  $3,950               $7,595              $3,740            $15,285
                           1992                  $2,300               $7,595              $3,740            $13,635

Warren K. K. Luke          1994                  $4,200               $   --              $3,300            $ 7,500
                           1993                  $4,450               $   --              $3,300            $ 7,750
                           1992                  $2,600               $   --              $3,300            $ 5,900

Ernest T. Murata           1994                  $   --               $3,828              $1,885            $ 5,713
                           1993                  $   --               $3,828              $1,885            $ 5,713
                           1992                  $   --               $3,828              $1,885            $ 5,713

         Bancshares and HNB have not granted any options or other forms of long-term incentive awards and, consequently, no such options or awards are outstanding.

PENSION PLAN

         HNB has a noncontributory pension plan. As of December 31, 1994, HNB's Employees' Retirement Plan had 226 participating employees in the Plan. The Plan is funded annually. HNB policy is to fund pension costs using an actuarial basis, which includes past service and current cost. As such, it cannot determine the actual contributions allocated to each of the above-listed individuals. Under this Plan, employees are required to complete one full year of service before being eligible to be a member of the Plan. In order to be fully vested, a participant must complete five years of service with HNB. Benefits become effective upon an employee's retirement at the normal retirement age of 65 years. The Plan also offers employees various options with respect to the manner of receiving retirement benefits. Under specific circumstances, employees who have attained certain ages and lengths of service may retire early at reduced benefits. In 1994 HNB's contribution to the Retirement Plan represented 4.69% of the total remuneration paid to the Plan's participants.


                            ESTIMATED ANNUAL PENSION
                               PAYABLE AT AGE 65

                                                          Years of Service with HNB
                               --------------------------------------------------------------------------------
     Average
 Salary Per Year                  10               15                20                25                30
- -----------------              --------------------------------------------------------------------------------
    $240,000                   $34,480           $54,869          $75,257           $95,646           $116,034
     220,000                    32,302            51,305           70,307            89,310            108,312
     200,000                    29,552            46,805           64,057            81,310             98,562
     180,000                    26,802            42,305           57,807            73,310             88,812
     160,000                    24,052            37,805           51,557            65,310             79,062
     140,000                    21,152            33,155           45,157            57,160             69,162
     120,000                    18,102            28,355           38,607            48,860             59,112

         The above table shows the estimated annual retirement benefit payable on a straight-life annuity basis to participating employees, including the named executive officers, for the average annual salary and years of service classification indicated. The benefits indicated in the table are not subject to Social Security deductions or other offset amounts. Under the Plan, covered compensation consists solely of salary and excludes overtime and bonuses. Please refer to the "Summary Compensation Table" for a 3 year history of the salaries paid or accrued by HNB for Messrs. K. J. Luke, Warren K. K. Luke, and Ernest T. Murata.
         As of December 31, 1994, the credited years of service under the Plan for Messrs. Warren K. K. Luke, and Ernest T. Murata were 22 and 32 years, respectively. K. J. Luke, who has 34 years of credited service, is presently receiving annual payments of $24,204 under the Plan.
         Effective January 1, 1994, HNB established a nonqualified and unfunded supplemental executive retirement plan ("SERP"). The SERP is intended to supplement payments due to participants upon retirement under HNB's existing pension plan. The SERP provides for a payment of up to 70% of the participant's average earnings over a specified three year period. This amount is reduced by amounts payable to the participant under HNB's pension plan and social security benefits. The amount may be further reduced in the event of early retirement prior to age 68. Presently, Mr. Ernest T. Murata is the only participant in the SERP.

COMPENSATION COMMITTEE REPORT

         The Compensation Committee administers the compensation program for executive officers of Bancshares and HNB. The objective of the program is to attract and retain qualified executives and to reward them for their achievements and contributions to Bancshares and HNB.
         The Committee believes that the optimal compensation plan should motivate executives to look ahead to the future, as opposed to focusing on short-term performance. In keeping with this philosophy, HNB's compensation packages encourage teamwork, qualitative contributions, and long range planning. While bonuses are linked to achievements, base compensation is structured to provide executive officers with salaries that are competitive with those paid by other banks in Hawaii, taking into account differences in asset size, financial condition, and other relevant factors. Since Bancshares' stock is inactively traded and the company's strategy is to generate capital through retention of earnings, return on shareholders' equity and the current year's results are not significant factors in establishing salaries or bonuses; however, they are considered.
         K. J. Luke is the Chief Executive Officer and Chairman of the Board of Bancshares and the founder and Chairman of the Board of HNB. He has guided HNB for more than 32 years, from its beginnings as a one bank office on King and Smith Streets to the present day, as a full service bank with 9 branch locations. His wisdom and knowledge of banks and banking is invaluable. Warren
K. K. Luke is President and Director of Bancshares and Vice Chairman of the Board, President and Chief Executive Officer of HNB. He manages the day to day operations of Bancshares and HNB and leads both companies in strategic planning. Warren K. K. Luke has significantly enhanced HNB's visibility in the community through his participation in numerous civic, nonprofit, and professional activities, on both a local and national level.
         In determining Messrs. K. J. Luke's and Warren K. K. Luke's base compensation for 1994, the Committee considered the above factors. It also utilized a survey of salaries paid to CEOs of banks in Hawaii with assets ranging between $798.8 million and $11.3 billion. The salaries paid to Messrs. K.

J. Luke and Warren K. K. Luke in 1994 were consistent with HNB's ranking in the survey in terms of asset size. Except for HNB, none of the banks included in this study were represented in the Unlisted Independent Bank Proxy used in the performance graph to compare cumulative total return.
         No bonuses or other incentive-driven compensation, such as stock options, stock appreciation rights, restricted stock awards, or other types of payments were awarded in 1994.

Compensation Committee
Arthur S. K. Fong, Chairman
Lawrence Kunihisa
Tan Tek Lum

PERFORMANCE GRAPH

         Bancshares' common stock is not actively traded and is not listed on any exchange. While a comparison with a broad market index composed of actively traded stocks may not be meaningful, the SEC requires that such information be provided to shareholders. Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on Bancshares' common stock against the cumulative total return of the NASDAQ Index, and an index of unlisted independent western banks for a period of five years commencing on December 31, 1989 and ending on December 31, 1994.


               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
   Among Hawaii National Bancshares, Inc., NASDAQ Index and an Index of
                          Unlisted Independent Banks

                       1989        1990        1991        1992       1993         1994

Bancshares            100.00       80.95       89.79       89.82       98.85      124.77
NASDAQ Index          100.00       82.20      128.92      148.84      170.79      165.33
Unlisted              100.00      104.05      103.67      101.28      119.01      118.59
  Independent
  Bank Proxy

*Assumes $100.00 invested on December 31, 1989 in Bancshares' stock, NASDAQ
 Index and the Montgomery Securities' Western Bank Monitor Unlisted Independent Bank Proxy. Total return assumes reinvestment of dividends.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Compensation Committee is a subcommittee of the Executive Committee of the Board of Directors. The Committee consists of three independent, outside directors: Messrs. Arthur S. K. Fong, Lawrence Kunihisa, and Tan Tek Lum. None of these individuals is or has been employed as an officer of Bancshares or HNB. Tan Tek Lum is the brother-in-law of Carolyn Luke, the wife of Warren K. K. Luke. While K. J. Luke and Warren K. K. Luke are members of the Executive Committee, they are not members of the Compensation Committee. Neither of these individuals are involved in matters relating to their own or each others compensation.

                              RELATED TRANSACTIONS

         During 1994, directors, executive officers, principal shareholders and many of their associates (i.e. certain relatives and corporations and other entities in which such persons have a significant interest) of Bancshares and HNB were customers of HNB. It is anticipated that such directors, officers, principal shareholders and their associates will continue to be customers of HNB in the future. All transactions between HNB and directors, executive officers, principal shareholders and their associates were made in the ordinary course of business on substantially the same terms, including interest rates, collateral and repayment terms on extensions of credit, as those prevailing at the same time for comparable transactions with other persons. In the opinion of management, such transactions do not involve more than the normal risk of collectibility or present other unfavorable features.
         HNB leases its office space for its headquarters building at King and Smith Streets from K. J. L. Associates, an affiliate of directors K. J. Luke and Warren K. K. Luke. The lease has a term until December 31, 2039 and requires fixed annual rents of $1,025,445 from January 1, 1995 until December 31, 1997; and rent thereafter is to be fixed for each of the fifteen succeeding 3-year periods by agreement or, failing agreement, by arbitration.
         HNB leases office, supply and storage space for its Airport Branch and general operations from Industrial Investors, Inc., an affiliate of director Warren K. K. Luke. The lease requires the payment of fixed annual rents of $187,733 from January 1, 1993 until December 31, 1997; $207,988 from January 1, 1998 until December 31, 2002; and rent thereafter is to be fixed for the succeeding 10-year period by agreement, or failing agreement by arbitration.
         All of the lease and sublease payments described above are in addition to insurance, taxes, maintenance, and utility payments.
         The Boards of Directors of Bancshares and HNB believe that the lease terms discussed above are as favorable to HNB as those which could have been obtainable in transactions with persons or companies not affiliated with Bancshares or HNB.

         HNB utilizes the firm of Loyalty Insurance Agency, Ltd. in placing HNB's insurance, which includes a variety of standard HNB insurance, such as, fidelity, liability, fire, etc. Mr. Warren K. K. Luke, a director and officer of Bancshares and HNB, is also a director of Loyalty Insurance Agency, Ltd. and its parent company, Loyalty Enterprises, Ltd. Mr. K. J. Luke, a director and officer of Bancshares and HNB, is also a principal shareholder of Loyalty Enterprises, Ltd. The Board of Directors of HNB believes that the selection of surety companies and the pricing of the premiums are as favorable as would be obtainable with other insurance firms. During 1994, HNB paid an aggregate premium of $213,407 to such firm. HNB plans to continue to utilize the agency during 1995.
         HNB uses the firm of Computer Systems International, Ltd. ("CSI") to provide data processing services. CSI is a bank service company formed to provide data processing services to financial institutions, including HNB. At December 31, 1994, HNB and Loyalty Investments (an affiliate of Chairman of the Board, K. J. Luke), each owned a 50% interest in CSI. HNB's interest in CSI increased from a 33 1/3% interest effective January 4, 1994 when CSI purchased into treasury stock the interest of another financial institution. Messrs. K.
J. Luke, Warren K. K. Luke and Ernest Murata are officers and directors of CSI. Charges to HNB for data processing services provided by CSI during 1994 were $845,818.

                 PRINCIPAL SHAREHOLDERS AND OWNERSHIP OF STOCK
                    BY OFFICERS AND DIRECTORS OF BANCSHARES

                             PRINCIPAL SHAREHOLDERS

         In accordance with applicable SEC rules the following table sets forth those persons who owned beneficially, directly or indirectly, more than 5 percent of the issued and outstanding shares of Bancshares stock as of January 31, 1995. Such rules require not only the disclosure of shares over which an individual holds sole voting and investment power, but also shares over which such individual shares voting and investment power. As a consequence, and as indicated in the footnotes below, in many instances this results in duplication in the numbers and percentages reported in the table. In the aggregate, members of the Luke family and their affiliates beneficially owned approximately 85% of the issued and outstanding shares of Bancshares stock as of January 31, 1995.

                                                                                                  % of
                                   Relationship                                                  Class
                                    with Banc-               Record         Beneficially      Beneficially
Name                              shares or HNB            Ownership           Owned             Owned
- ----                              -------------            ---------        ------------      ------------
K. J. Luke                   Chief Executive                  7,970          62,942(1)            8.9%
                             Officer and
                             Chairman of the
                             Board of
                             Bancshares;
                             Chairman of the
                             Board of HNB

Warren K. K. Luke            President and                   41,255         193,805(2)           27.3%
                             Director of
                             Bancshares;
                             Vice Chairman,
                             President and
                             Chief Executive
                             Officer of HNB

Loretta H. W.                Principal                       29,713          58,179(3)            8.2%
     Yajima                  Shareholder,
                             daughter of K. J.
                             Luke and sister
                             of Warren K. K.
                             Luke

Gordon J. Mau                Secretary and                   15,340          62,067(4)            8.7%
                             Director of
                             Bancshares;
                             Assistant
                             Secretary and
                             Director of HNB

Sharlene K. S.               Principal                       29,033          62,067(5)            8.7%
  Mau                        Shareholder,
                             daughter of K. J.
                             Luke and sister
                             of Warren K. K.
                             Luke

Janice M. T. Loo             Principal                       35,948          45,962(6)            6.5%
                             Shareholder,
                             daughter of K. J.
                             Luke and sister
                             of Warren K. K.
                             Luke

Sun Jing Lam                 Principal                          253         131,513(7)           18.5%
                             Shareholder

Jeanette Lum Chun            Principal                          147(8)      179,227(8)           25.2%
                             Shareholder

Herbert Y. H.                Principal                          994(9)       48,814(9)            6.9%
  Chinn                      Shareholder

Tan Tek Lum                  Principal                          200          93,720(10)          13.2%
                             Shareholder and
                             Director of
                             Bancshares
                             and HNB

(1) Includes 19,447 shares held by Mr. Luke's wife, Beatrice S. Y. Luke, as trustee of the Beatrice Lum Luke Trust dated 5/26/83, over which Mr. Luke exercises no voting or investment power. Also includes ownership of: (a) 5 shares owned by K. J. L., Inc. by virtue of Mr. Luke's ownership of 40.57% of that company's total voting stock, and (b) 35,520 shares owned by K. J. L. Associates by virtue of Mr. Luke's status as a general partner, over which Mr. Luke shares voting and investment power.

(2) Includes 11,404 shares owned by Mr. Luke's wife, Carolyn Luke, over which Mr. Luke exercises no voting or investment power; 23,762 shares held by Mr. and Mrs. Luke as trustee for their children, over which Mrs. Luke shares voting and investment power; and 81,859 shares held by Mr. Luke as trustee for his nephews and nieces, over which he exercises sole voting and investment power. Also includes ownership of: (a) 5 shares owned by
      K. J. L., Inc. by virtue of Mr. Luke's status as a principal shareholder, director and executive officer; and (b) 35,520 shares owned by K. J. L. Associates by virtue of Mr. Luke's status as a principal shareholder, director and executive officer of K. J. L., Inc., the corporate general partner.

(3) Includes 14,169 shares owned by Mrs. Yajima's husband, Tyler Yajima, over which Mrs. Yajima exercises no voting or investment power; and 14,297 shares held by Mrs. Yajima as trustee for her children, over which Mr. Yajima shares voting and investment power.

(4) Includes 975 shares owned by Mr. Mau's wife, Sharlene Mau, over which Mr. Mau exercises no voting or investment power; 28,058 shares held by Mrs. Mau as trustee of the Sharlene Kam Sun Luke Mau Trust dated

      12/31/93, over which Mr. Mau exercises no voting or investment power; and 1,300 shares and 16,394 shares held by Mr. and Mrs. Mau, as trustees for their children, over which Mr. Mau shares voting and investment power.

(5) Includes 975 shares owned by Mrs. Mau's husband, Gordon J. Mau, over which Mrs. Mau exercises no voting or investment power; and 1,300 shares and 16,394 shares held by Mr. and Mrs. Mau, as trustees for their children, over which Mrs. Mau shares voting and investment power.

(6) Includes 10,014 shares owned by Mrs. Loo's husband, Wilson Loo, over which Mrs. Loo exercises no voting or investment power.

(7) Includes 253 shares held by Mr. Lam as trustee of the Sun Jing Lam Trust dated 4/25/86; 126,700 shares held by Mr. Lam as trustee of separate trusts established for the benefit of Warren K. K. Luke, Loretta H. W. Yajima, Sharlene K. S. Mau, and Janice M. T. Loo, over which Mr. Lam shares voting and investment power; and 4,560 shares held by Mr. Lam as trustee of separate trusts established for the benefit of the children of Warren K. K. Luke, over which Mr. Lam shares voting and investment power.

(8) Includes 118 shares over which Mrs. Chun exercises sole voting and investment power; 47,820 shares and 126,700 shares held by Mrs. Chun as trustee of separate trusts established for the benefit of Warren K. K. Luke, Loretta H. W. Yajima, Sharlene K. S. Mau and Janice M. T. Loo, over which Mrs. Chun shares voting and investment power; 4,560 shares held by Mrs. Chun as trustee of separate trusts established for the benefit of the children of Warren K. K. Luke, over which Mrs. Chun shares voting and investment power; and 29 shares owned jointly by Mrs. Chun and her husband.

(9) Includes 994 shares held jointly by Mr. Chinn with his wife; and 47,820 shares held by Mr. Chinn as trustee of separate trusts established for the benefit of Warren K. K. Luke, Loretta H. W. Yajima, Sharlene K. S. Mau and Janice M. T. Loo, over which Mr. Chinn shares voting and investment power.

(10) Includes 47,820 shares held by Mr. Lum as trustee of separate trusts established for the benefit of Warren K. K. Luke, Loretta H. W. Yajima, Sharlene K. S. Mau and Janice M. T. Loo, over which Mr. Lum shares voting and investment power; 45,400 shares held by Mr. Lum as trustee for separate trusts established for the benefit of the children of Warren K.
      K. Luke, over which Mr. Lum shares voting and investment power; and 300 shares owned by the Y. T. Lum Family Trust, over which Mr. Lum shares voting and investment power.

                        DIRECTORS AND EXECUTIVE OFFICERS

         As of January 31, 1995, each of the named executives and directors of Bancshares, and the directors and executive officers of Bancshares as a group, owned beneficially, directly or indirectly, shares of Bancshares' common stock as set forth below. Unless otherwise indicated, ownership represents sole voting or investment power.


                                                                       Amount          % of Class
                                                     Record         Beneficially      Beneficially
Name of Individual and Position                    Ownership           Owned             Owned
- -------------------------------                    ---------        ------------      ------------
K. J. Luke,
     Executive Officer and Director                  7,970             62,942(1)          8.9%
Warren K. K. Luke,
     Executive Officer and Director                 41,255            193,805(1)         27.3%
Ernest T. Murata,
     Executive Officer                                 400                400              *
Gordon J. Mau, Director                             15,340             62,067(1)          8.7%
Tan Tek Lum, Director                                  200             93,720(1)         13.2%
Arthur S. K. Fong, Director                            318                318               *
Directors and Executive Officers
     as a Group                                     65,483            413,252            58.1%

*Indicates less than 1% ownership.

(1)For a detailed description of the nature of the beneficial ownership of Messrs. K. J. Luke, Warren K. K. Luke, Gordon J. Mau and Tan Tek Lum, see notes 1, 2, 4, and 10 to "Principal Shareholders" herein, respectively.

         Bancshares knows of no other persons who, as of January 31, 1995, owned beneficially, directly or indirectly, more than 5 percent of Bancshares' outstanding voting securities and knows of no voting trust, pledge, or other similar agreement affecting any of Bancshares outstanding voting securities.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

         The firm of Coopers and Lybrand performed the audit of the consolidated financial statements for Bancshares and HNB for the year ended December 31, 1994. The Board of Directors has appointed Coopers and Lybrand as independent auditors of Bancshares and HNB for the current year. Shareholders are not required to take action on this selection. Representatives of Coopers and Lybrand will be present at the Annual Meeting. They will be given the opportunity to present a statement, if they so desire, and will be available to respond to appropriate questions.

                  INFORMATION CONCERNING SHAREHOLDER PROPOSALS

         The 1996 Annual Meeting of Shareholders will be held on or about April 16, 1996. Therefore, proposals of the shareholders intended to be presented at the 1996 Annual Meeting must be received by the Secretary of the Board of Directors, Hawaii National Bancshares, Inc., P.O. Box 3740, 45 North King Street, Honolulu, Hawaii 96817, no later than November 17, 1995.

                                 OTHER MATTERS

         The Board of Directors knows of no other matters to be brought before this Annual Meeting. However, if other matters should properly come before the meeting, it is the intention of the persons named in the Proxy to vote the Proxy in accordance with the recommendations of management on such matters.



                                              By Order of the Board of Directors


                                                                   Gordon J. Mau
                                                                    Secretary


Honolulu, Hawaii
March 30, 1995

         A COPY OF THE ANNUAL REPORT OF BANCSHARES ON FORM 10-K AS REQUIRED TO BE FILED WITH THE SECURITIES & EXCHANGE COMMISSION, WASHINGTON, D.C., WILL BE MADE AVAILABLE WITHOUT CHARGE TO EACH SHAREHOLDER UPON REQUEST THEREFOR TO:

                                  Mr. Ernest T. Murata
                                  Vice President, Treasurer and
                                     Assistant Secretary
                                  Hawaii National Bancshares, Inc.
                                  P. O. Box 3740
                                  Honolulu, Hawaii 96812
                                  Phone: (808) 528-7711

                  PROXY FOR ANNUAL MEETING OF SHAREHOLDERS OF
                        HAWAII NATIONAL BANCSHARES, INC.

                    THIS PROXY IS BEING SOLICITED ON BEHALF
                           OF THE BOARD OF DIRECTORS
                                     PROXY

                       PLEASE SIGN AND RETURN IMMEDIATELY

         KNOW ALL MEN BY THESE PRESENTS, that I, the undersigned Shareholder of Hawaii National Bancshares, Inc., Honolulu, Hawaii ("Bancshares") do hereby nominate, constitute and appoint Herbert Nagata and Gordon J. Mau and each of them (with full power to act alone) my true and lawful attorney with full power of substitution, for me and in my name, place and stead to vote all the Common Stock of Bancshares standing in my name and on its books on March 30, 1995, at the Annual Meeting of Shareholders to be held in the Board Room of the Banking House, Fourth Floor, 45 North King Street, Honolulu, Hawaii, 96817 on Tuesday, April 18, 1995 at 10:00 a.m., or at any adjournments thereof, with all the powers the undersigned would possess if personally present, as follows:

         1. ELECTION OF DIRECTORS. The election of the persons listed below to serve as directors for the ensuing year.

                 FOR all nominees listed         WITHHOLD AUTHORITY
                 below (except as marked)        to vote for all
                 to the contrary below)          nominees listed below

                 K. J. Luke, Warren K. K. Luke, Gordon J. Mau, Tan Tek Lum and Arthur S. K. Fong

INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.

         2. In their discretion, upon such other matters as may properly come before the meeting.

                 THIS PROXY CONFERS AUTHORITY TO VOTE "FOR" AND WILL BE VOTED "FOR" THE PROPOSITION LISTED UNLESS AUTHORITY IS WITHHELD, IN WHICH CASE THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATION SO MADE.

         Management knows of no other matters that may properly be, or which are likely to be brought before the meeting. However, if any other matters are properly presented at said meeting, this proxy shall be voted in accordance with the recommendations of management.

         The Board of Directors recommends a vote "FOR" the listed proposition.


                                       DATED:____________________________ , 1995

                                       -----------------------------------------
                                               (Signature of Shareholder)

                                       -----------------------------------------
                                               (Signature of Shareholder)

                                        WHEN SIGNING AS ATTORNEY, EXECUTOR,
                                        ADMINISTRATOR, TRUSTEE OR GUARDIAN,
                                        PLEASE GIVE FULL TITLE. IF MORE THAN
                                        ONE TRUSTEE, ALL SHOULD SIGN. ALL
                                        JOINT OWNNERS MUST SIGN.